UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) February 1, 2012

Matador Resources Company

(Exact name of registrant as specified in its charter)

Texas	001-35410	27-4662601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 LBJ Freeway, Suite 1500, Dallas, Texas		75240
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (972) 371-5200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Equity Underwriting Agreement

On February 1, 2012, Matador Resources Company (the “Company”), along with certain named selling shareholders (collectively, the “Selling Shareholders”), entered into an underwriting agreement (the “Underwriting Agreement”) with RBC Capital Markets, LLC; Citigroup Global Markets Inc.; Jefferies & Company, Inc.; Howard Weil Incorporated; Stifel, Nicolaus & Company, Incorporated; Simmons & Company International; Stephens Inc.; and Comerica Securities, Inc. (collectively, the “Underwriters”) providing for the offer and sale (the “Offering”) in a firm commitment underwritten offering of an aggregate of 13,333,334 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), including 11,666,667 shares issued and sold by the Company and 1,666,667 shares sold by the Selling Shareholders at a price of $12.00 per share ($11.19 per share, net of underwriting discount, except with respect to certain Selling Shareholders selling 243,460 shares in the Offering issued upon exercise of stock options who were not required to pay underwriting discounts or commissions). Pursuant to the Underwriting Agreement, the Underwriters were granted an over-allotment option for a period of 30 days to purchase up to 700,000 additional shares of Common Stock from the Company and 1,300,000 additional shares of Common Stock from the Selling Shareholders, at the same price per share, to cover over-allotments, if any. The material terms of the Offering are described in the prospectus, dated February 1, 2012 (the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 2, 2012 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering was registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-176263), initially filed by the Company on August 12, 2011.

In the Underwriting Agreement, the Company and the Selling Shareholders agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.

As described under the caption “Underwriters” in the Prospectus, certain of the Underwriters have, from time to time, performed, and may in the future perform, various financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities for the Company for which they have received and in the future will be entitled to receive, customary fees and reimbursement of expenses. Affiliates of Comerica Securities, Inc. are counterparties to the Company’s hedging arrangements and provide commercial banking services for the Company’s treasury management function. Affiliates of RBC Capital Markets, LLC, Citigroup Global Markets Inc. and Comerica Securities, Inc. are lenders, and Comerica Bank, an affiliate of Comerica Securities, Inc., acts as administrative agent for the lenders, under the Company’s amended and restated senior secured revolving credit agreement.

The foregoing description is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Nonqualified Stock Option Agreement with Wade Massad

In accordance with the terms of Mr. Massad’s employment agreement with the Company, upon the pricing of the Company’s initial public offering, the Company and Mr. Massad entered into a Nonqualified Stock Option Agreement, dated February 1, 2012 (the “NQSO Agreement”) pursuant to which Mr. Massad was granted stock options exercisable into 150,000 shares of Common Stock. Such stock options were issued pursuant to the Company’s 2012 Long-Term Incentive Plan and have an exercise price of $12.00 per share, the per share offering price of the Company’s initial public offering. Pursuant to Mr. Massad’s employment agreement, upon the occurrence of a “change in control,” any and all unvested stock options will vest and become fully exercisable, and the forfeiture provisions under the NQSO Agreement shall terminate.

The foregoing description is qualified in its entirety by reference to the full text of the NQSO Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 for a description of the NQSO Agreement and the issuance to Mr. Massad of stock options to purchase 150,000 shares of Common Stock thereunder in connection with the pricing of the Company’s initial public offering, which is incorporated by reference herein.

Item 7.01 Regulation FD Disclosure

On February 7, 2012, the Company announced that it had closed its initial public offering. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

1.1	Underwriting Agreement, dated February 1, 2012, by and among Matador Resources Company, the selling shareholders signatory thereto and the Underwriters named therein.

10.1	Nonqualified Stock Option Agreement, dated February 1, 2012, by and between Matador Resources Company and Wade Massad.

99.1	Press Release, dated February 7, 2012, announcing closing of the initial public offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATADOR RESOURCES COMPANY

Date: February 7, 2012	By:	/s/ Joseph Wm. Foran
	Name:	Joseph Wm. Foran
	Title:	Chairman, President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description of Exhibit

1.1	Underwriting Agreement, dated February 1, 2012, by and among Matador Resources Company, the selling shareholders signatory thereto and the Underwriters named therein.

10.1	Nonqualified Stock Option Agreement, dated February 1, 2012, by and between Matador Resources Company and Wade Massad.

99.1	Press Release, dated February 7, 2012, announcing closing of the initial public offering.